Contact:	John Herrmann
VP, General Counsel and Corporate Secretary
Novavax, Inc.
240-268-2000

Novavax Appoints Barclay “Buck” Phillips as Senior Vice President and Chief Financial Officer

Rockville, MD (June 24, 2013)–/GlobeNewswire/-Novavax, Inc. (Nasdaq: NVAX) today announced the appointment of Barclay A. “Buck” Phillips to the position of Senior Vice President and Chief Financial Officer, effective June 24, 2013. He will be responsible for managing Novavax’ finance, treasury and communications functions.

Prior to joining Novavax, Mr. Phillips was Senior Vice President and Chief Financial Officer of Micromet, Inc. which was acquired by Amgen in 2012. Previously, he was Managing Director of Vector Fund Management and a Biotechnology Analyst and Director of Venture Investments at Invesco Funds Group, Inc.

“Buck is a well-known and talented executive with more than 20 years of experience in life-science investing and financial management,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “His insights into the biotechnology industry, corporate finance and the development of novel biotechnology products will be invaluable as we continue to develop and expand our pipeline of vaccine candidates and move toward commercial operations. I am delighted to welcome Buck to our executive team and look forward to his contributions to our future success.”

“I believe Novavax has the right platform technology, product candidates and people to rapidly deliver novel vaccines to the market,” said Mr. Phillips. “I am very excited to join the team that has the opportunity to contribute to the company’s future success.”

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines to address a broad range of infectious diseases worldwide. Using innovative recombinant nanoparticle technology, as well as new and efficient manufacturing approaches, the company produces vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platform to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH. Together, these organizations support Novavax’ worldwide commercialization strategy and have the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.